Exhibit 99.1

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES SALE OF MEGA LUBRICANTS

KILGORE, TX – December 22, 2020 (GLOBE NEWSWIRE) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today the sale of certain assets used in connection with the Mega Lubricants shore-based terminals business to John W. Stone Oil Distributor, LLC (“Stone Oil”) for $22.4 million.

Robert Bondurant, Executive Vice President, Chief Financial Officer and Director of the Partnership said, “The announcement today reflects our continued emphasis on debt reduction through the sale of non-core assets allowing MMLP to focus on our commercial strengths and long-term relationships built around our refinery services assets. As I stated in our last earnings call, my vision as I begin my role as CEO on January 1, 2021 is to make our Partnership attractive to investors again. Reducing our leverage is integral to that vision.”

Mega Lubricants is engaged in the business of blending, manufacturing and delivering various marine application lubricants, sub-sea specialty fluids, and proprietary developed commercial and industrial products.

John Stone, Jr., General Manager of Stone Oil said, “John W. Stone Oil Distributor has been in the marine fuel and lubricants distribution business for nearly 75 years, plying its trade on the lower Mississippi River and the Gulf of Mexico. With the acquisition of the lubricant formulation, blending, and distribution business, we are excited to expand our offering. Mega Lubricants and John W. Stone Oil Distributor are very complementary businesses that share the same business spirit: a commitment to safety, quality, and service. Mega Lubricant’s delivery operations will expand Stone Oil’s existing distribution and delivery operations. We look forward to integrating seamlessly because of the similarities in corporate culture and personnel. We are excited about this acquisition and continue to look at growth in the future.”

About Martin Midstream Partners

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services.

Additional information concerning Martin Midstream is available on its website at www.MMLP.com, or by contacting:

Sharon Taylor – Director of Investor Relations
(877) 256-6644

MMLP-C